Exhibit 99.1

Energizer Resources Announces New Chief Financial Officer

NEWS RELEASE – October 23, 2015

Energizer Resources Inc. (TSX:EGZ) (OTCQB:ENZR) (WKN: A1CXW3)  (“Energizer” or the “Company”) is pleased to announce that Marc Johnson, CFA, has been named Chief Financial Officer of the Company, effective immediately.

Mr. Johnson brings over 9 years of management experience, having held senior executive positions at large public companies in corporate development, financial management and cost control. He also brings 10 years of capital markets experience, specifically in mining investment banking and as an equity research mining analyst, covering base and precious metals.  He is a Principal at Quantum Advisory Partners LLP., a professional services firm that provides CFO services to public and private companies and is also the CFO of two gold exploration companies.

Mr. Johnson is a Chartered Financial Analyst (CFA), holds a Bachelor of Commerce (Finance) from the John Molson School of Business at Concordia University in Montreal and is bilingual. He will be completing the Chartered Professional Accountant (CPA) designation in 2016.

“Throughout the development of our Molo project, Energizer has continually strengthened the management team, and the release of the Molo full feasibility study this past February marked the beginning of Energizer’s transition from an exploration company to that of a mine developer”, said Craig Scherba, President and CEO of Energizer. “As such, I welcome Marc to the Company and look forward to leveraging his extensive financial and mining industry experience to enhance the day-to-day operations and financial controls of the Company and the Molo project.  He will be a considerable asset as we advance towards final negotiations regarding project financing and off-take arrangements.”

Mr. Johnson replaces Peter Liabotis, who served as the Company’s Chief Financial Officer since September 2012.

About Energizer Resources

Energizer Resources is a mineral exploration and mine development company based in Toronto, Canada, that is developing its 100%-owned Molo Graphite Project in southern Madagascar.

For further information contact:

Brent Nykoliation, Senior Vice President, Corporate Development: +1.416.364.4911 Email: bnykoliation@energizerresources.com or Craig Scherba, President and CEO: cscherba@energizerresources.com

Safe Harbour: This press release contains statements that may constitute “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation. Readers are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by the Company and described in the forward-looking statements contained in this press release. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what benefits the Company will derive there from. The forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.